EXHIBIT 99.1

***For Immediate Release***

News Release: November 18, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Announces Board of Directors Election Results

Montana, Oregon, and Washington Incumbents Elected to New Terms

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the re-election of four member directors to the Seattle Bank's Board of Directors: Gordon Zimmerman representing Montana, William V. Humphreys representing Oregon, and Harold B. Gilkey and Donald V. Rhodes representing Washington.

Gordon Zimmerman is president, assistant corporate secretary, and a member of the board of directors of Community Bank, Inc. of Ronan, Montana. He is also a licensed CPA in Montana, a member of the American Institute of Certified Public Accountants, and a member of the Montana Bankers Association. Mr. Zimmerman joined the Seattle Bank's Board of Directors in January 2007 and currently serves on the board's Audit and Compliance Committee. Mr. Zimmerman was elected to a three-year term expiring on December 31, 2011.

William V. Humphreys is president and chief executive officer of Citizens Bank in Corvallis, Oregon. Mr. Humphreys has served as a director of the Oregon Bankers Association and the American Bankers Association, as well as chairman of the State of Oregon Banking Board. He is also a faculty member at Oregon Bankers Association Directors College. Mr. Humphreys joined the Seattle Bank's Board of Directors in January 2006 and currently serves as vice chair of the board's Audit and Compliance Committee. Mr. Humphreys was elected to a four-year term expiring on December 31, 2012.

Harold B. Gilkey co-founded Sterling Savings Bank in 1981 and served as chairman from 1981 through 2004. Since that time, he has served as chairman and chief executive officer of Sterling Financial Corporation and vice chair of Sterling Savings Bank. He is also chairman of Golf Savings Bank. Mr. Gilkey is a past director of the Washington Savings League and a member of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the FDIC. He joined the Seattle Bank's Board of Directors in January 2003 and currently serves on the board's Audit and Compliance Committee. Mr. Gilkey was elected to a three-year term expiring December 31, 2011.

Donald V. Rhodes is chairman of Heritage Financial Corporation in Olympia, Washington, and chairman of the corporation's Heritage Bank and Central Valley Bank subsidiaries. Mr. Rhodes has served as chairman and/or chief executive officer for four banking institutions and has held board leadership positions with several community organizations, including his service as board chairman of South Puget Sound Community College and the Community Foundation of South Puget Sound. Mr. Rhodes joined the Seattle Bank's Board of Directors in July 2005 and currently serves as vice chairman of the board's Governance, Budget and Compensation Committee. Mr. Rhodes was elected to a four-year term expiring December 31, 2012.

The Seattle Bank's Board of Directors is comprised of financial service, business, and community leaders from across the Seattle Bank's district. The board currently includes 18 directors: 10 member directors and eight independent directors. Three of the independent directors are public interest directors.

  Member directors must be officers or directors of Seattle Bank member institutions.
  Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.
  Public interest directors are required to have at least four years experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

Seattle Bank directors generally serve four-year terms. However, shorter terms may be served to ensure that approximately one-fourth of the terms of all directors expire each year.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

###

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2007 annual report on Form 10-K and quarterly 2008 reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.